Exhibit 11

INTERNATIONAL PAPER COMPANY

STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

(Unaudited)

(In millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Earnings (loss) from continuing operations	$220	$385	$877	$(765)
Discontinued operations	(3)	(161)	(36)	(164)

Net earnings (loss)	217	224	841	(929)
Effect of dilutive securities	—	—	—	—

Net earnings (loss) - assuming dilution	$217	$224	$841	$(929)

Average common shares outstanding	422.3	482.5	431.8	485.2
Effect of dilutive securities
Restricted stock performance share plan	2.9	2.1	3.4	—
Stock options	0.4	0.3	0.5	—

Average common shares outstanding - assuming dilution	425.6	484.9	435.7	485.2

Earnings (loss) per common share from continuing operations	$0.52	$0.81	$2.03	$(1.57)
Discontinued operations	(0.01)	(0.34)	(0.08)	(0.34)

Net earnings (loss) per common share	$0.51	$0.47	$1.95	$(1.91)

Earnings (loss) per common share from continuing operations - assuming dilution	$0.52	$0.80	$2.01	$(1.57)
Discontinued operations	(0.01)	(0.34)	(0.08)	(0.34)

Net earnings (loss) per common share - assuming dilution	$0.51	$0.46	$1.93	$(1.91)

Note: If an amount does not appear in the above table, the security was antidilutive for the period presented.